Exhibit 24(b)

BOARD OF DIRECTORS OF

BANK OF AMERICA CORPORATION

RESOLUTIONS

October 28, 2009

FURTHER RESOLVED, that Edward P. O’Keefe, Alice A. Herald and Teresa M. Brenner, and each of them with full power to act without the other, be, and they hereby are, authorized and empowered to sign the aforesaid Registration Statement and any amendment or amendments (including post-effective amendments) thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer or director of the Corporation;

CERTIFICATE OF ASSISTANT SECRETARY

I, Allison L. Gilliam, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify that attached to this certificate is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation at a properly called meeting of the Board of Directors held on October 28, 2009, at which meeting a quorum was present and acting throughout and that those resolutions are in full force and effect and have not been amended or rescinded.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation as of November 9, 2009.

/s/ ALLISON L. GILLIAM
Allison L. Gilliam, Assistant Secretary

(CORPORATE SEAL)